Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated April 11, 2024, which includes an explanatory paragraph relating to Notable Labs, Ltd.’s ability to continue as a going concern, relating to the consolidated financial statements of Notable Labs, Ltd. as of and for the year ended December 31, 2023, appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

April 19, 2024